Exhibit 99.1

NEXMED RECEIVES CASH INFUSION OF $750,000

East Windsor, NJ, November 11, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on the NexACT® drug delivery technology, today announced that it raised $750,000 in gross proceeds from the issuance of new convertible notes due December 31, 2011 (the “Notes”), which are secured by a mortgage on NexMed’s facility in East Windsor, New Jersey.  The Notes were purchased by two investors, including The Tail Wind Fund Ltd., a long term investor in NexMed.

The Notes are convertible into shares of NexMed common stock at $2 per share with a coupon rate of 7% per annum.  The shares underlying the Notes will not be registered with the Securities and Exchange Commission.

About NexMed
NexMed’s pipeline includes a late stage terbinafine treatment for onychomycosis, a late stage alprostadil treatment for erectile dysfunction, a P 2 alprostadil treatment for female sexual arousal disorder, and an early stage treatment for psoriasis. For further information about NexMed, go to www.nexmed.com.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com